FS Investment Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC Announces Earnings Release and Conference Call Schedule

For Second Quarter 2016

PHILADELPHIA, PA, July 13, 2016 – FS Investment Corporation (NYSE: FSIC) (“FSIC”) announced today plans to release its second quarter 2016 results after the market close on Tuesday, August 9, 2016.

FSIC will host a conference call at 10:00 a.m. (Eastern Time) on Wednesday, August 10, 2016, to discuss its second quarter 2016 results. All interested parties are welcome to participate. You can access the conference call by dialing (877) 443-2408 and using the conference ID 51807210 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations section of FSIC’s website at www.fsinvestmentcorp.com under Presentations and Reports.

An investor presentation of financial information will be available by visiting the Investor Relations section of FSIC’s website at www.fsinvestmentcorp.com under Presentations and Reports after the market close on Tuesday, August 9, 2016.

A replay of the call will be available beginning shortly after the end of the call for a period of 30 days following the call by visiting the Investor Relations section of FSIC’s website at www.fsinvestmentcorp.com under Presentations and Reports.

About FS Investment Corporation

FSIC is a publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSIC seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies to achieve the best risk-adjusted returns for its investors. In connection with its debt investments, FSIC may receive equity interests such as warrants or options.

FSIC is advised by FB Income Advisor, LLC, an affiliate of Franklin Square Capital Partners (Franklin Square), and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $79 billion in assets under management as of March 31, 2016, is the credit platform of Blackstone, one of the world’s leading managers of alternative investments. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. As of March 31, 2016, the firm managed approximately $17.0 billion in total assets, including $15.4 billion in BDC assets, making it the largest manager of BDCs. For more information, please visit www.franklinsquare.com.

Contact Information:

Investors

Dominic Mammarella

dominic.mammarella@franklinsquare.com

215-220-4280

Media

Franklin Square Media Team

media@franklinsquare.com

215-495-1174

Important Disclosures

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in a fund sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.